Exhibit 99.1

deCODE genetics Announces First Quarter 2007 Financial Results

Reykjavik, ICELAND, April 30, 2007 — deCODE genetics (Nasdaq:DCGN) today announced its consolidated financial results for the quarter ended March 31, 2007. A conference call to discuss the quarter’s results and recent operating highlights will be webcast live tomorrow, Tuesday, May 1, at 8:00am Eastern Time/12 noon GMT/1pm British Summer Time (details below) .

Revenue for the quarter ended March 31, 2007 was $8.6 million, compared to $10.1 million for the first quarter 2006. At the close of the first quarter 2007, the company had $11.6 million in deferred revenue, which will be recognized over future reporting periods.

Net loss for the first quarter 2007 was $22.6 million, compared to $20.3 million for the first quarter last year. Basic and diluted net loss per share was $0.37 for the first quarter 2007, compared to $0.37 for the same quarter a year ago. At the close of the first quarter 2007, the company had approximately 61.7 million shares outstanding.

At March 31, 2007, the company had $135.1 million in cash and investments, compared to $152.0 million at December 31, 2006.

Research and development expense was $12.7 million for the first quarter of this year, compared to $15.5 million for the same period last year. These figures reflect costs associated with the advancing clinical development of DG041 and DG051 for the prevention of arterial thrombosis and the prevention of heart attack, respectively, as well as the impact of the company’s voluntary suspension last year of its Phase III clinicial trial for its DG031 compound also in development for the prevention of heart attack. Selling, general and administrative expense for the first quarter 2007 was $6.2 million, versus $5.3 million for the same period last year.

“We continue to advance our drug development work in heart attack and arterial thrombosis and look forward to announcing the results of our most recent clinical trials. We are also executing on our strategy of leveraging our discoveries to create DNA-based diagnostic tests to gauge individual risk of common diseases. Two weeks ago we launched deCODE T2, our reference laboratory test for the TCF7L2 variant we linked to increased risk of diabetes, and we expect to launch other tests this year based upon a series of significant discoveries coming out of our gene discovery work. Our progress in the past quarter demonstrates our commitment to focusing our resources on advancing and expanding our product pipeline, therapeutics and diagnostics with important medical and commercial potential in both the near and longer term,” said Kari Stefansson, CEO of deCODE.

Recent highlights include:

Product Development

•                  Launch of deCODE T2™. In early April the company launched deCODE T2™, a novel DNA-based reference laboratory test for the first common and well-validated genetic risk factor for type 2 diabetes (T2D). deCODE believes this test may provide an important means to better gauge individual risk of T2D and in that help to guide prevention and treatment strategies. The test is performed in deCODE’s CLIA (Clinical Laboratory Improvement Amendments)-certified laboratory, and detects a single SNP (a one letter variation in the sequence of the genome) in the TCF7L2 gene on chromosome 10. In deCODE’s original findings published last year, and in published replications by independent researchers in studies of tens of thousands of people from populations around the globe, between 8-11% of the general population has been shown to carry two copies of the risk variant, compared to roughly twice that number among type 2 diabetics. Published studies have also demonstrated that testing for the variant detected by deCODE T2™ can be used to identify prediabetics at higher than average risk of progressing to full-blown diabetes, and that these same individuals can effectively counteract this added risk through weight loss and through the use of certain medications.

•                  Arterial thrombosis: DG041. deCODE is analyzing the results of its Phase IIa clinical trial for DG041, the company’s developmental anti-platelet compound for the prevention of thrombosis and embolism. The trial is examining safety and tolerability, dosing, and the effect of different dose levels on platelet function and a range of serum biomarkers associated with atherosclerosis. deCODE expects to announce results from the trial in the second quarter.

•                  Heart attack: DG051. deCODE has completed its Phase I multiple dose ranging study for DG051 and is preparing the announcement of topline results from this study. DG051 is a first-in-class, small-molecule inhibitor of leukotriene A4 hydrolase (LTA4H) discovered by deCODE’s chemistry unit and being developed for the prevention of heart attack. LTA4H is encoded by one of the genes in the leukotriene pathway deCODE has linked to increased risk of heart attack. The at-risk versions of these genes confer increased risk of heart attack by increasing the production of the pro-inflammatory molecule leukotriene B4 (LTB4). DG051 is designed to decrease risk of heart attack by decreasing the production of LTB4.

•                  Heart attack: DG031. The company’s reformulation of DG031 (veliflapon), its Phase III compound in development for the prevention of heart attack, is advancing on schedule. The company expects to be in a position to restart Phase III testing at the end of this year. In October 2006, deCODE voluntarily suspended its Phase III clinical trial of DG031 to address an unexpected formulation problem.

Target discovery

•                  Prostate Cancer. Following on its breakthrough discovery last May, deCODE recently published on the discovery of a second genetic variant on chromosome 8q24 conferring risk of prostate cancer. This was the first publication of deCODE’s new discoveries emerging from the application of genome-wide SNP association technologies to the company’s population genetics resources. The second variant was identified through a genome-wide association scan of 4,500 Icelandic cases and controls using the Illumina HumanHap300 Bead Chip, and was replicated in cohorts of European descent from Chicago, Spain and the Netherlands. Through analysis of an African American cohort from Baltimore, it was also demonstrated that while the variant appears to confer slightly lower risk among African Americans than among men of European descent, it is many times more common, and may account for as many as one quarter of prostate cancer cases among African Americans. The company plans to employ its gene discoveries in prostate cancer to develop a DNA-based test to inform better treatment and prevention.

•                  Type 2 Diabetes. deCODE scientists discovered a novel gene variant conferring increased risk of type 2 diabetes (T2D) by reducing insulin secretion. In an analysis of nearly 20,000 patients and control subjects from five populations, carrying two copies of the variant, a single SNP (a one-letter variant in the genome) in the CDKAL1 gene on chromosome 6p22, was shown to correspond to an approximately 50% increase in likelihood of T2D. Approximately 8% of those of European descent studied carried two copies, as did more than 20% of a cohort of Han Chinese. A follow-up analysis with a standard insulin secretion challenge test showed that both diabetics and controls with two copies of the risk variant secreted substantially less insulin than did those with either one or no copies of the variant. deCODE plans to utilize this discovery in both its diagnostics and therapeutics programs.

Personnel

•                  Clyde Shores. deCODE has hired Clyde Shores to lead its diagnostics marketing and sales efforts. Mr. Shores has more than twenty years’ experience in the diagnostics and pharmaceuticals industries, having led marketing at Prometheus Laboratories and worked for many years at Amgen and at Abbott Laboratories.

About deCODE
deCODE genetics (Nasdaq:DCGN) is a global leader in applying human genetics to develop drugs and diagnostics for common diseases. Our population approach has enabled us to discover and target key biological pathways involved in conditions ranging from heart attack to cancer. We are turning these discoveries into new medicine to better treat and prevent many of the biggest challenges to public health. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com, and on our diagnostics site at www.decodediagnostics.com.

Conference Call Information
A conference call, during which deCODE President and CEO Kari Stefansson and CFO Lance Thibault will discuss first quarter financial results and recent operating highlights, will be webcast tomorrow, Tuesday, May 1, at 8:00am Eastern Time/12 noon GMT/1pm British Summer Time. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, or through www.earnings.com. A replay of the call will be available on these websites for at least one week following the call. A digitized telephone replay of the call can be accessed for the week following the call by dialling 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 871908.

Condensed Consolidated Statements of Operations

	For the three months ended March 31,
	2007	2006
	In thousands, except share and per share amounts (unaudited)
Revenue	$8,554	10,133
OPERATING EXPENSES
Research and development — proprietary programs.	12,676	15,517
Cost of revenue, including collaborative revenue.	10,918	9,850
Selling, general and administrative..	6,167	5,267
Total operating expense..	29,770	30,634
Operating loss	(21,216)	(20,501)
Interest income	1,991	1,712
Interest expense	(3,666)	(1,716)
Other non-operating income and (expense), net	266	232
Net loss .	$(22,625)	$(20,273)
Basic and diluted net loss per share:	$(0.37)	$(0.37)
Shares used in computing basic and diluted net loss per share	60,948,754	54,601,111

Condensed Consolidated Balance Sheet Data

	At March 31	At December 31,
	2007	2006
	In thousands, (unaudited)
Cash, cash equivalents, and investments	$135,108	152,016
Total assets	196,902	215,609
Total liabilities.	273,406	270,988
Total shareholders’ equity (deficit).	(76,504)	(55,379)

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.